Exhibit 10.5
SECOND AMENDMENT TO CREDIT AGREEMENT
          THIS SECOND AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated as of January 26, 2006, is to that certain Credit Agreement dated as of December 6, 2004 (as previously amended and modified and as further amended, modified, supplemented, restated or amended and restated from time to time, the “Credit Agreement”), by and among GENCORP INC., an Ohio corporation (the “Borrower”), the subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
W I T N E S S E T H
          WHEREAS, the Lenders have established credit facilities for the benefit of the Borrower pursuant to the terms of the Credit Agreement;
          WHEREAS, the Borrower has requested certain amendments to the Credit Agreement; and
          WHEREAS, the Required Lenders are willing to amend the Credit Agreement subject to the terms and conditions hereof.
          NOW, THEREFORE, IN CONSIDERATION of the agreements herein contained, the parties hereby agree as follows:
SECTION 1
AMENDMENT
          1.1 New Definition. The following definition is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:
          “Second Amendment Effective Date” shall mean January [___], 2006
          1.2 Amendment to Definition of Applicable Percentage. The definition of “Applicable Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following paragraph below the pricing grid to read as follows:
          Notwithstanding the foregoing, (a) from and after the Second Amendment Effective Date until the date the Credit Parties furnish the Administrative Agent and the Lenders the financial information required pursuant to Sections 5.1(a) and 5.2(b) for the fiscal year ending November 30, 2006 demonstrating compliance with Section 5.9(a) for such period, the Applicable Percentage for the Term Loan shall be (A) 3.25% for LIBOR Rate Loans and (B) 2.25% for Alternate Base Rate Loans and (b) if the senior secured debt ratings for the Loans are B or lower from S&P and B2 or lower from Moody’s, the Applicable Percentage for the Term Loan shall be (A) 3.75% for LIBOR Rate Loans and (B) 2.75% for Alternate Base Rate Loans.
          1.3 Amendment to Definition of Cash Equivalents. The definition of “Cash Equivalents” set forth in Section 1.1 of the Credit Agreement is hereby amended by adding a new clause (g) to read as follows and making the appropriate grammatical and punctuation changes thereto:
          (g) Investments in money market and tax-exempt mutual funds that (i) comply with SEC Regulation 2a-7 and (ii) invest substantially all their assets in securities of the types described in clauses (a) through (f) above.

          1.4 Amendment to Definition of Consolidated EBITDAP. The definition of “Consolidated EBITDAP” set forth in Section 1.1 of the Credit Agreement is hereby amended by adding a new clause (ix) to read as follows and by making the appropriate grammatical and punctuation changes thereto:
          (ix) charges related to inventory write-offs associated with the renegotiation of the contract with Lockheed Martin regarding the Atlas Program in an amount not to exceed $175,000,000;
          1.5 Amendment to Section 3.17. Section 3.17 is hereby amended and restated in its entirety to read as follows:
     Section 3.17 Solvency.
          After giving effect to the Transactions, the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. After giving effect to the Transactions, none of the Credit Parties has incurred, or believes that it will incur after giving effect to the Transactions, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
          1.6 Amendment to Section 5.9(a). Section 5.9(a) is hereby amended and restated in its entirety to read as follows:
          (a) Leverage Ratio. At all times, the Leverage Ratio during the following periods shall be less than or equal to:

Period	Maximum Ratio
Closing Date through May 31, 2005	8.25 to 1.0
June 1, 2005 through November 30, 2005	7.50 to 1.0
December 1, 2005 through November 30, 2006	8.00 to 1.0
December 1, 2006 through November 30, 2007	6.00 to 1.0
December 1, 2007 and thereafter	5.50 to 1.0
          1.7 Amendment to Section 5.9. Subsection (ii) of the last paragraph of Section 5.9 is hereby amended to insert the phrase “as well as the sale of GDX consummated on August 31, 2004” immediately after the phrase “after any asset sale permitted by Section 6.4(a)(iii)-(xi)”.
SECTION 2
CONDITIONS TO EFFECTIVENESS
          2.1 Conditions to Effectiveness. This Amendment shall be and become effective as of the date first above written upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):
          (a) Executed Amendment. Receipt by the Administrative Agent of a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.
          (b) Executed Consents. Receipt by the Administrative Agent of executed consents from the Required Lenders (each a “Lender Consent”) authorizing the Administrative Agent to enter into this Amendment on their behalf.

          (c) Good Standing Certificates; Incumbency. Receipt by the Administrative Agent of:
          (i) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which failure of such Credit Party to be qualified to do business could reasonably be expected to have a Material Adverse Effect.
          (ii) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the date hereof.
          (d) Fees and Expenses. The Administrative Agent shall have received from the Borrower, on behalf of each Lender that executes and delivers a Lender Consent to the Administrative Agent by 5:00 p.m. (EST) on January 20, 2006, an amendment fee in an amount equal to 15 basis points of such Lender’s outstanding Loans and unfunded Commitments. In addition, the Administrative Agent shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby.
          (e) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
SECTION 3
MISCELLANEOUS
          3.1 Representations and Warranties. Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:
          (a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
          (b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
          (d) The representations and warranties set forth in Article III of the Credit Amendment (as amended by this Amendment) are true and correct as of the date hereof (except for those which expressly relate to an earlier date).
          (e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
          (f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.
          (g) The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

          3.2 Instrument Pursuant to Credit Agreement. This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.
          3.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.
          3.4 Survival. Except as expressly modified and amended in this Amendment, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged.
          3.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable expenses of the Administrative Agent’s legal counsel.
          3.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
          3.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
          3.8 Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.
          3.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.
          3.10 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
          3.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders and their respective successors and assigns.
          3.12 General Release. In consideration of the Administrative Agent entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.
          3.13 Waiver of Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
[Signature Pages Follow]

          The parties hereto have duly executed this Amendment as of the date first above written.

BORROWER:	GENCORP INC.,
an Ohio corporation

	By:	/S/ YASMIN R. SEYAL

Name:Yasmin R. Seyal
Title:Senior Vice President and Chief Financial Officer

GUARANTORS:	AEROJET-GENERAL CORPORATION,
an Ohio corporation

	By:	/S/ YASMIN R. SEYAL

Name: Yasmin R. Seyal
Title: Treasurer

AEROJET ORDNANCE TENNESSEE, INC.,
a Tennessee corporation

	By:	/S/ J. SCOTT NEISH

Name:J. Scott Neish
Title:Chairman

ADMINISTRATIVE
AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent on behalf of the Lenders

	By:	/S/ WILLIAM F. FOX

Name: William F. Fox
Title:Director